                                                                   EXHIBIT 10.26

                       CONFIDENTIAL RETIREMENT AGREEMENT
                         AND GENERAL RELEASE OF CLAIMS

    This Confidential Retirement Agreement and General Release of Claims (this "AGREEMENT") is dated as of December 10, 1996 by and between Network General Corporation, a Delaware corporation, located at 4200 Bohannon Drive, Menlo Park, CA 94025 (the "COMPANY") and Richard H. Lewis, a resident at 2910 Willow Green Court, Roswell, GA 30076 ("LEWIS").

    WHEREAS, Lewis has expressed an interest in retiring from the Company and the Company has considered Lewis' interest; accordingly, since it is in the best interest of both parties to provide for a smooth transition, the parties desire to provide for certain terms with respect to such Retirement.

    THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Lewis agree as follows:

        1. Lewis hereby retires and voluntarily terminates his employment with the Company effective December 31, 1997 (the "Separation Date"). Lewis hereby retires voluntarily from his position as Senior Vice President, Worldwide Field Operations, effective January 6, 1997 (the "Retirement Date"). From the day following the Retirement Date through May 31, 1997 (the "Initial Period"), Lewis shall provide transitional support, services and guidance as may be requested by Les Denend, President and CEO of the Company, in the capacity of Consulting Senior Vice President. During the period from June 1, 1997 through the Separation Date (the "Severance Period"), Lewis shall continue in the capacity of Consulting Vice President to finalize all transitional issues subject to paragraph 3 below.

        2. In exchange for the release of claims set forth below and for the other promises and obligations set forth herein, the Company agrees to provide Lewis with the following compensation and benefits subject to paragraph 3 below:

           (a) (i) continued payment of Lewis' current base salary ($14,166.67 per month) in accordance with the Company's normal payroll procedures, less applicable withholding, through March 31, 1997. Through this date, Lewis will be eligible for commission payments for the fiscal year ending March 31, 1997 in accordance with Lewis' FY97 Compensation Plan.

                (ii) continued payment of Lewis' current base salary ($14,166.67 per month) in accordance with the Company's normal payroll procedures, less applicable withholding, through the remainder of the Initial Period. During the remainder of the Initial Period, Lewis shall not be entitled to any commissions. In April 1997, Lewis shall receive an executive bonus calculated and paid in accordance with the Company's then standard executive bonus practice. Such bonus shall be for the period of October 1, 1996 through March 31, 1997. In addition, Lewis will continue to accrue personal time off (PTO) through the Initial Period. Any accrued by unused PTO will be paid to Lewis in his May 31, 1997 paycheck. Thereafter and through the Severance Period, Lewis shall accrue no additional PTO.

               (iii) during the Severance Period, the Company will make payments to Lewis of $5,000 per month in accordance with the Company's normal payroll procedures, less applicable withholding. During the Severance Period, Lewis shall not be entitled to any commissions or bonus payments.

           (b) continued provision of the Company's group health, life and disability insurance through January 31, 1997. As of June 1, 1997, Lewis will not be eligible for group life and disability insurance, but shall be entitled to elect continued group health insurance coverage in accordance with applicable provisions of federal law (COBRA) and the Company shall pay the cost of such COBRA coverage through the Separation Date. Thereafter, Lewis shall be responsible for such COBRA payments through the end of the COBRA election period as established under federal law.

           (c) with respect to any stock options granted to Lewis by the Company, Lewis shall continue vesting in any unvested shares subject to those options through the Separation Date; in all other respects, Lewis' stock options shall remain subject to the terms and conditions of any previous stock option plans or agreements between Lewis and the Company.

           (d) Lewis shall be able to continue the use of his voice mail and electronic mail box through the Separation Date; and

           (e) the Company hereby grants Lewis all right, title and interest in that certain laptop computer purchased by the Company, which computer is currently in Lewis' possession. Lewis acknowledges and agrees to allow an authorized Company representative to inspect such computer for the purpose of locating and deleting any Company information contained on such computer. Lewis agrees to assist the Company in retrieval and deletion of all Company information and files and further agrees that he shall not make copies of any such materials or information for his own use or for any other purpose.

        3. In the event that Lewis accepts employment with, or provides any services to (whether as a partner, consultant, joint venturer or otherwise), any person or entity which offers products or services that are competitive with any products or services offered by the Company or with any products or services that Lewis is aware of that the Company intends to offer, Lewis shall be deemed to have resigned from his employment with the Company effective immediately upon such acceptance of employment or provision of services. Upon such retirement, Lewis shall not be entitled to any further payments or benefits under paragraph 2.

        4. Any payments to be made pursuant to Section 2 above, shall not be made until this Agreement becomes effective after the seven (7) day period elapses in accordance with the provisions of Section 11 below. Lewis understands and acknowledges that he shall not be entitled to any benefits from the Company other than those expressly set forth in this Agreement.

        5. In exchange for the benefits described in Section 2 above, Lewis, on behalf of himself and his successors and assigns, releases and absolutely releases and discharges the Company and its parent corporation, shareholders, directors, officers, employees, agents, attorneys, legal successors and assigns (collectively, "Agents") of and from any and all claims, actions and causes of action, whether now known or unknown, which Lewis now has, or at an other time had, or shall or may have against the Company or its Agents based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful discharge, breach of contract or national origin, race, age, sex or other discrimination under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable state or federal law save and except for applicable rights pursuant to the Workers Compensation laws of the state of California. As used herein, the "Company" includes any and all parents, divisions, subsidiaries or affiliated entities of Network General Technology Corporation.

        6. Lewis acknowledges that he has read section 1542 of the Civil Code of the State of California which states:

           A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    Lewis hereby waives any right or benefit which he has or may have under section 1542 of the Civil Code of the State of California as well as under any similar provision under Georgia law to the full extent that he may lawfully waive such rights and benefits pertaining to the subject matter of this general release of claims.

        7. Lewis acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between the Company and Lewis.

        8. As further consideration for the benefits described in Section 2 above, Lewis agrees that for a period of one year after the Separation Date, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services of, nor hire any employee of the Company, its parent corporation, subsidiaries or other affiliated entities to any other person or entity.

        9. Lewis agrees that he shall not directly or indirectly disclose either the existence of this Agreement or any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

        10. This Agreement, or any of the rights hereunder, may not be assigned or otherwise transferred by Lewis.

        11. This Agreement represents the complete understanding of the parties with respect to its subject matter hereof and supersedes all prior negotiations and agreements including but not limited to that certain Employment Agreement dated April 6, 1994 between Lewis and the Company, whether written or oral, except for any agreements of confidentiality or assignment previously entered into by the Company (or any of its affiliated entities) and Lewis, which shall survive in accordance with their terms. This Agreement will be construed and enforced in accordance with the laws of the State of California and applicable federal laws as interpreted therein. The Parties agree that any dispute arising under this Agreement will be resolved in the state or federal courts within the Northern District of California and each Party expressly consents to jurisdiction therein. This Agreement may not be altered or amended except by a written document signed by the Company and Lewis.

        12. LEWIS UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE MAY HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT. LEWIS FURTHER UNDERSTANDS THAT HE MAY HAVE TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE SEVEN (7) CALENDAR DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT SEVEN (7)-DAY PERIOD HAS PASSED (THE "EFFECTIVE DATE") . LEWIS FURTHER ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS IN SECTION 2.

          Dated: 12/30, 1996             By:                 /s/ RICHARD H. LEWIS
                                                    --------------------------------------
                                                               Richard H. Lewis

          Dated: 12/10, 1996                        NETWORK GENERAL CORPORATION

                                         By:                 /s/ LESLIE G. DENEND
                                                    --------------------------------------
                                                               Leslie G. Denend
                                                                Its: President